Exhibit 99.1

	Contacts:	NEWS RELEASE James E. Braun, CFO Newpark Resources, Inc. 281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS NET INCOME OF $0.12 PER DILUTED SHARE FOR THE SECOND QUARTER 2010
Operating income up 45% from first quarter 2010
THE WOODLANDS, TX — July 29, 2010 — Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2010. Total revenues were $181.4 million for the second quarter of 2010 compared to $160.8 million for the first quarter of 2010 and $109.6 million for the second quarter of 2009. Net income for the second quarter of 2010 was $10.8 million, or $0.12 per diluted share, compared to net income for the first quarter of 2010 of $7.8 million, or $0.09 per diluted share, and a net loss for the second quarter of 2009 of $8.8 million, or a loss of $0.10 per share.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “We continue to be pleased with the ongoing sequential improvement in all of our operating segments. Our domestic revenues rose 21% from the first quarter of 2010. This was driven by a 13% increase in U.S. drilling activity, along with our expansion in the Northeast U.S. region and continued growth in the Haynesville shale, due in part to the success of our new high performance water-based fluids. In addition, waste disposals and product sales associated with the Deepwater Horizon oil spill contributed $2.7 million of revenue to the second quarter. Our international revenues increased as our Mediterranean region rebounded nicely from the first quarter. Also, on a sequential basis, operating income improved by $6.2 million, or 45%, on a $20.6 million increase in revenues, reflecting a strong incremental margin of 30%.”

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $150.5 million in the second quarter of 2010 compared to $136.3 million in the first quarter of 2010 and $89.6 million in the second quarter of 2009. Segment operating income was $15.2 million in the second quarter of 2010 compared to $12.4 million in the first quarter of 2010 and an operating loss of $1.7 million in the second quarter of 2009. North American revenues increased 10% from the first quarter of 2010, which included an 18% improvement in the U.S., partially offset by the seasonal decline in Canada. Meanwhile, international revenues increased 11% from the first quarter of 2010, driven by a rebound in activity in North Africa and Europe. Compared to the second quarter of 2009, North American revenues increased 93%, while international revenues increased 26%.
The Mats and Integrated Services segment generated revenues of $17.0 million in the second quarter of 2010 compared to $13.6 million in the first quarter of 2010 and $8.6 million in the second quarter of 2009. Segment operating income was $5.0 million in the second quarter of 2010 compared to operating income of $2.7 million in the first quarter of 2010 and an operating loss of $4.8 million in the second quarter of 2009. Revenues were up 25% from the first quarter of 2010, driven by a $3.5 million increase in rental activity in the Northeast U.S. region. Compared to the second quarter of 2009, segment revenues were up 97%.
The Environmental Services segment generated revenues of $13.8 million in the second quarter of 2010 compared to $10.9 million in the first quarter of 2010 and $11.3 million in the second quarter of 2009. Segment operating income was $4.2 million in the second quarter of 2010, compared to operating income of $2.7 million in the first quarter of 2010 and $1.4 million in the second quarter of 2009. The second quarter of 2010 includes $2.0 million of revenue from waste disposals associated with the Deepwater Horizon oil spill.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss the second quarter 2010 results, which will be broadcast live over the Internet, on Friday, July 30, 2010 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9692 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 6, 2010 and may be accessed by dialing (303) 590-3030 and using pass code 4313117#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and restrictions on offshore drilling activity in the Gulf of Mexico. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended
(Unaudited)	June 30,	March 31,	June 30,
(In thousands, except per share data)	2010	2010	2009

Revenues	$181,352	$160,798	$109,599

Cost of revenues	145,299	133,518	103,906
Selling, general and administrative expenses	16,360	14,413	15,652
Other income, net	(203)	(842)	(37)

Operating income (loss)	19,896	13,709	(9,922)

Foreign currency exchange gain	(1,213)	(611)	(590)
Interest expense	2,228	2,148	1,600

Income (loss) from operations before income taxes	18,881	12,172	(10,932)
Provision for income taxes	8,041	4,390	(2,145)

Net income (loss)	$10,840	$7,782	$(8,787)

Basic weighted average common shares outstanding	88,818	88,654	88,514
Diluted weighted average common shares outstanding	89,392	88,867	88,514

Income (loss) per common share — basic	$0.12	$0.09	$(0.10)
Income (loss) per common share — diluted	$0.12	$0.09	$(0.10)

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	June 30, 2010	March 31, 2010	June 30, 2009

Revenues
Fluids systems and engineering	$150,534	$136,310	$89,642
Mats and integrated services	16,981	13,620	8,638
Environmental services	13,837	10,868	11,319

Total revenues	$181,352	$160,798	$109,599

Operating income (loss)
Fluids systems and engineering	$15,164	$12,414	$(1,722	)(2)
Mats and integrated services	5,036	2,714 (1)	(4,774	)(2)
Environmental services	4,224	2,679	1,385	(2)
Corporate office	(4,528)	(4,098)	(4,811	)(2)

Total operating income (loss)	$19,896	$13,709	$(9,922)

Segment operating margin
Fluids systems and engineering	10.1%	9.1%	(1.9%)
Mats and integrated services	29.7%	19.9%	(55.3%)
Environmental services	30.5%	24.7%	12.2%

(1)	Includes $0.9 million of other income related to proceeds from insurance claims associated with Hurricane Ike in 2008.

(2)
Includes a total of $4.8 million of charges for employee termination and related costs associated with North American workforce reductions, the non-renewal of barge leases and asset write-downs, including $1.0 million in fluids systems and engineering, $2.6 million in mats and integrated services, $1.0 million in environmental services, and $0.2 million in corporate office.

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)	June 30,	December 31,
(In thousands, except share data)	2010	2009

ASSETS
Cash and cash equivalents	$12,213	$11,534
Receivables, net	172,475	122,386
Inventories	116,470	115,495
Deferred tax asset	35,315	7,457
Prepaid expenses and other current assets	12,060	11,740

Total current assets	348,533	268,612

Property, plant and equipment, net	215,336	224,625
Goodwill	60,873	62,276
Other intangible assets, net	14,350	16,037
Other assets	4,366	13,564

Total assets	$643,458	$585,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$5,286	$6,901
Current maturities of long-term debt	10,192	10,319
Accounts payable	76,183	62,992
Accrued liabilities	31,397	25,290

Total current liabilities	123,058	105,502

Long-term debt, less current portion	104,588	105,810
Deferred tax liability	30,378	2,083
Other noncurrent liabilities	4,224	3,697

Total liabilities	262,248	217,092

Common stock, $0.01 par value, 200,000,000 shares authorized 92,599,210 and 91,672,871 shares issued, respectively	926	917
Paid-in capital	463,366	460,544
Accumulated other comprehensive income	307	8,635
Retained deficit	(68,038)	(86,660)
Treasury stock, at cost; 2,717,363 and 2,727,765 shares, respectively	(15,351)	(15,414)

Total stockholders’ equity	381,210	368,022

Total liabilities and stockholders’ equity	$643,458	$585,114

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	$18,622	$(20,791)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Non-cash impairment charges	150	941
Depreciation and amortization	13,298	14,093
Stock-based compensation expense	1,930	1,190
Provision for deferred income taxes	9,402	(6,256)
Provision for doubtful accounts	542	1,533
Gain on sale of assets	(189)	(265)
Change in assets and liabilities:
(Increase) decrease in receivables	(54,167)	111,652
(Increase) decrease in inventories	(4,132)	12,658
(Increase) decrease in other assets	(558)	427
Increase (decrease) in accounts payable	15,742	(45,083)
Increase (decrease) in accrued liabilities and other	7,162	(12,592)

Net cash provided by operating activities	7,802	57,507

Cash flows from investing activities:
Capital expenditures	(5,995)	(14,139)
Proceeds from sale of property, plant and equipment	1,318	734

Net cash used in investing activities	(4,677)	(13,405)

Cash flows from financing activities:
Borrowings on lines of credit	99,027	84,934
Payments on lines of credit	(100,782)	(128,701)
Principal payments on notes payable and long-term debt	(305)	(195)
Proceeds from employee stock plans	902	104
Purchase of treasury stock	(153)	(212)

Net cash used in financing activities	(1,311)	(44,070)

Effect of exchange rate changes on cash	(1,135)	(1,573)

Net increase in cash and cash equivalents	679	(1,541)
Cash and cash equivalents at beginning of period	11,534	8,252

Cash and cash equivalents at end of period	$12,213	$6,711

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